Exhibit 2

Execution Version

LOCK-UP AGREEMENT

September 26, 2019

Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

J. P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

United States of America

As the several Underwriters listed in Schedule 1 to the Underwriting Agreement (as defined below)

Ladies and Gentlemen:

The undersigned understands that Goldman Sachs (Asia) L.L.C. and J.P. Morgan Securities LLC, as underwriters (each, an “Underwriter,” and collectively, the “Underwriters”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Ctrip.com International, Ltd., an exempted company limited by shares under the laws of the Cayman Islands (the “Company”) and Baidu Holdings Limited, a shareholder of the company (the “Selling Shareholder”), providing for the public offering (the “Public Offering”) by the several Underwriters of a certain number of American Depositary Shares (“ADSs”) representing ordinary shares, par value US$0.01 per share, of the Company (the “Ordinary Shares”), pursuant to a Registration Statement on Form F-3 and a Registration Statement on Form F-6 (File No. 333-145167 and 333-233932) (collectively, the “Registration Statements”) filed or to be filed with the U.S. Securities and Exchange Commission. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ participation in the Public Offering, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Underwriters, the undersigned will not, and shall procure any entities controlled by the undersigned not to, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus supplement (the “Lock-up Period”) relating to the Public Offering, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or participate in the submission or filing of a registration statement with the Securities and Exchange Commission (the “SEC”) relating to, any Ordinary Shares or ADSs, or any securities convertible into or exercisable or exchangeable for Ordinary Shares or ADSs (including without limitation, Ordinary Shares or ADSs or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition of such securities, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or ADSs or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or ADSs or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Ordinary Shares or ADSs or any security convertible into or exercisable or exchangeable for Ordinary Shares or ADSs.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

Notwithstanding the foregoing, the undersigned may (a) transfer the Ordinary Shares or ADSs, if any, to be sold by the undersigned pursuant to the Underwriting Agreement, (b) transfer Ordinary Shares, ADSs or any securities convertible into or exercisable or exchangeable for Ordinary Shares or ADSs (collectively, “Covered Securities”) as a bona fide gift or gifts, (c) transfer Covered Securities to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (d) transfer Covered Securities upon death by will or intestacy to the undersigned’s immediate family, or (e) transfer the securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving all holders of the ADSs or Ordinary Shares in connection with a Change of Control (as defined below) of the Company; provided that in the event the tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s securities shall remain subject to the restrictions set forth in this Lock-Up Agreement; provided that, in the case of any gift, disposition, transfer or distribution pursuant to sub-clauses (b) through (d), (i) each donee, transferee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter, and (ii) no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made in connection with any such transaction; provided further that, in the case of any gift, disposition, transfer or distribution pursuant to sub-clauses (b) through (d), any such transaction shall not be for value. Additionally, any Ordinary Shares, ADSs or any securities convertible into or exercisable or exchangeable for Ordinary Shares or ADSs acquired by the undersigned in the open market after the date of the Public Offering will not be subject to the restrictions in this Lock-Up Agreement, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with the subsequent sales of such securities. For purposes of this Lock-Up Agreement, a “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of the total voting power of the voting stock of the Company, and “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representative of the undersigned.

The undersigned understands that, if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Offered Securities to be sold thereunder, the undersigned shall be released form all obligations under this Lock-Up Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Lock-Up Agreement.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

BAIDU HOLDINGS LIMITED

By:	/s/ Herman Yu
	Name:	Herman Yu
	Title:	Director

[Signature Page to Lock-up Agreement]